Exhibit 10.2

PURCHASER’S CORPORATE GUARANTY AGREEMENT

THIS CORPORATE GUARANTY AGREEMENT (“Guarantee Agreement”) dated as of this 25th  day of August, 2016 is executed by Matson, Inc., a Hawaii corporation (the “Corporate Guarantor”).

WHEREAS, Matson Navigation Company Inc (the “Purchaser”) and National Steel and Shipbuilding Company (the “Contractor”) have entered into the Contract for Construction of Two Vessels dated August 25, 2016 (the “Contract”); and

WHEREAS, as a condition of entering into the Contract, Contractor has required that the Corporate Guarantor agree to guarantee the payment of Purchaser, an indirect wholly owned subsidiary of the Corporate Guarantor, of its payment obligations to Contractor arising under the Contract in accordance with the terms and conditions of this Guaranty Agreement;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the Corporate Guarantor agrees as follows:

1.         Guaranty.    Upon the terms and subject to the conditions set forth in this Guaranty Agreement, the Corporate  Guarantor unconditionally, absolutely and irrevocably guarantees the payment of obligations of Purchaser to Contractor arising under the Contract (collectively, the “Guaranteed Obligations”). The guaranty set forth herein is one of payment and not of collection.

2.         Scope of Guaranteed Obligations.    The Corporate Guarantor guarantees that the Guaranteed Obligations shall be paid when due in accordance with the terms of the Contract, as the same may be amended, modified, waived, extended and supplemented from time to time.  The failure of Contractor to obtain the consent of the Corporate Guarantor to any such amendment, modification, waiver, extension or supplement shall not excuse the performance of Guarantor of its responsibilities to Contractor under this Guaranty Agreement.

3.         Enforcement.    Prior to taking any action to enforce its rights under this Guaranty Agreement, Contractor shall notify the Corporate Guarantor in writing of the circumstances surrounding the alleged non-performance of the Guaranteed Obligations by Purchaser.  Upon its receipt of notice of alleged non-performance, the Corporate Guarantor shall be provided with a reasonable period of not less than thirty (30) days in which to remedy or cure, or cause Purchaser to remedy or cure, such alleged non-performance.  In any action to enforce this Guaranty Agreement, the Corporate Guarantor shall be entitled to assert in its own name any and all of the rights, defenses, counterclaims, exculpations, indemnities and limitations on liability to which Purchaser may be entitled to assert in connection with such action.

4.         Termination.    This Guaranty Agreement is a continuing guaranty and shall remain in full force and effect until (i) the indefeasible payment in full of the Guaranteed Obligations; or (ii) December 31, 2021, whichever is earlier.

5.         Certain Limitations.    Notwithstanding any provision of this Guaranty Agreement or the Contract to the contrary, the aggregate liability of the Guarantor to Contractor pursuant to this Guaranty Agreement shall not exceed the amount per Vessel that Purchaser is liable for under the Contract, and in no event shall the Guarantor be liable to Contractor for any exemplary, punitive, consequential or other special damages pursuant to this Guaranty Agreement or otherwise.

6.         Assignment.    This Guaranty Agreement shall be binding upon and enforceable against the Corporate Guarantor and its successors and assigns, and shall inure to the benefit of, and be enforceable by Contractor and its permitted successors and assigns.  This Guaranty Agreement may not be assigned by the Corporate Guarantor without the prior written consent of Contractor (such consent not to be unreasonably withheld).

7.         No Third Party Beneficiaries.    This Guaranty Agreement is intended for the sole and exclusive benefit of Contractor and its successors and assigns, and shall not be enforceable by any other party.

8.         Governing Law.    This Guaranty Agreement shall be governed by, and construed in accordance with the internal laws of the State of Delaware.

9.         Notices.    Any notice, request or other communication hereunder to Purchaser or Corporate Guarantor shall be in writing and be duly given if delivered personally or sent by prepaid registered mail to its address or by telecopier to the number and to the attention of the person set forth below:

In the case of the Corporate Guarantor:

Matson Inc.

555 12th Street

Oakland, CA 94607

Attn: Senior Vice President

rforest@matson.com

Facsimile:  (510) 628-7379

In the case of the Contractor:

National Steel and Shipbuilding Company

2798 East Harbor Drive

San Diego, CA  92113

Director of Contracts and Estimating

czigelma@nassco.com

Phone:  (619) 544-7608

IN WITNESS WHEREOF, the Corporate Guarantor has executed this Guaranty Agreement as of the date first written above.

Matson, Inc.

By:	/s/ Ronald J. Forest
Ronald J. Forest
Senior Vice President

Acknowledged and Agreed to this 25th day of August 2016

NATIONAL STEEL AND SHIPBUILDING COMPANY

By:	/s/ Kevin M. Graney
Kevin M. Graney
Vice President and General Manager